EXHIBIT 99.1

Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group plc Announces Fourth Quarter and Full Year 2014 Results

•	Operating net income[1] of $293.9 million, or $1.12 per share, for the quarter and $999.2 million, or $3.68 per share, for the full year on a fully diluted basis

•	P&C combined ratio of 84.5% for the quarter, compared to 93.3% in the prior year quarter, and a full year P&C combined ratio of 88.2% compared to 92.5% in the prior year

•	Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $31.7 million, compared to $94.3 million in the prior year quarter

•
Operating return on average ordinary shareholders' equity[2] excluding unrealized gains and losses on investments was 13.7% and including unrealized gains and losses on investments was 11.8%, annualized for the quarter, and 11.2% and 10.0%, respectively, for the full year

•
Net income attributable to ordinary shareholders and net income attributable to ordinary shareholders excluding the impact of the Life Retrocession Arrangements[3] of $139.5 million and $350.6 million, respectively, for the quarter and $188.3 million and $1.2 billion, respectively, for the full year (Note: As a result of the Life Retrocession Arrangements[3], XL’s net income is impacted by the gains or losses on the Life Funds Withheld Assets[3], with an  equal and opposite accounting adjustment in XL’s comprehensive income so that there is no effect on XL’s book value)

•	Fully diluted tangible book value per ordinary share[4] of $36.79 at December 31, 2014, an increase of $2.93, or 8.7%, from December 31, 2013

•	Share buybacks totaled 5.2 million ordinary shares for $175.0 million during the quarter

_________________________
1 Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, net of tax, (2) our net realized (gains) losses on investments sold, net of tax, (3) our net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, net of tax, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) our loss on sale of life reinsurance subsidiary, XLLR (as defined below), net of tax, and, (8) our foreign exchange (gains) losses, net of tax. “Operating net income”, “operating return on average ordinary shareholders' equity" and "operating return on average ordinary shareholders equity excluding unrealized gains and losses on investments" are non-GAAP financial measures. See the schedule entitled “Reconciliation” on page 8 of this press release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “operating return on average ordinary shareholders' equity" and "operating return on average ordinary shareholders' equity excluding unrealized gains and losses on investments", both of which are based on operating net income.

EXHIBIT 99.1

2Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.

3On May 1, 2014, our wholly-owned subsidiary XL Insurance (Bermuda) Ltd (“XLIB”), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XL Life Reinsurance (SAC) Ltd ("XLLR"), for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "Life Retrocession Arrangements"). The designated investments that support the Life Retrocession Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are grouped within "Contribution from Life Retrocession Arrangements" in the schedule entitled "Reconciliation" on page 8 of this press release. Net income attributable to ordinary shareholders excluding the impact of the Life Retrocession Arrangements is a non-GAAP financial measure.

4 Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issuances at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders' equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – February 2, 2015 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its fourth quarter and full year 2014 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

"XL delivered a very strong 2014 including continued progress in Insurance and an extraordinary year in Reinsurance. Many of our results were the best we have achieved in over fifteen years, including our property and casualty combined ratio of 88.2%. Insurance results included a 2014 combined ratio of 94.4%, the best performance since 2007, and a loss ratio of 63.2%. And our Reinsurance segment achieved a stellar 73.3% combined ratio, one of its best performances as well. Of course, these results were helped, in part, by one of the lowest catastrophe years we have seen in years. To build on our success, we intend to continue developing and delivering outstanding products and services to our current and new markets, continuing to move this progress forward."

Highlights
Year Ended December 31
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Operating net income (loss)	$293,928	$286,881	$999,241	$942,968
Per ordinary share-fully diluted	$1.12	$1.00	$3.68	$3.23

Net income (loss) attributable to ordinary shareholders	$139,500	$300,780	$188,340	$1,059,916
Per ordinary share-fully diluted	$0.53	$1.05	$0.69	$3.63

•
Operating net income of $293.9 million for the quarter increased compared to operating net income of $286.9 million in the prior year quarter primarily due to improved underwriting results partially offset by lower levels of affiliate income. Net income (loss) attributable to ordinary shareholders of $139.5 million for the quarter decreased compared to $300.8 million in the prior year quarter. As highlighted in the reconciliation of net income to operating income on page 8 of this press release, net income for the current quarter was negatively impacted by the life retrocession derivative, which is offset by an increase in accumulated comprehensive income and therefore does not impact overall book value.

•	The P&C combined ratio for the quarter of 84.5% was 8.8 percentage points lower than in the prior year quarter, when it was 93.3%.

•
Net investment income for the quarter was $226.2 million, compared to $240.8 million in the prior year quarter and $226.4 million in the third quarter of 2014. Included in investment income in the current quarter is $53.9 million of income related to designated investments that support the Life Retrocession Arrangements written on a funds withheld basis.

•
Net income from investment fund and investment manager operating affiliates was $21.4 million for the quarter, compared to net income of $77.7 million in the prior year quarter. The decrease was primarily driven by lower returns from our alternative fund and investment manager affiliates.

•
Fully diluted tangible book value per ordinary share increased by $1.39 from the prior quarter to $36.79, driven by our net income, the benefit of share buyback activity, and an increase in unrealized gain on investments net of deferred tax, reduced by the payment of dividends.

•
During the quarter, the Company purchased 5.2 million ordinary shares for $175.0 million in the aggregate at an average price of $33.82 per share, which was accretive to fully diluted tangible book value per ordinary share by $0.09. At December 31, 2014, $267.6 million of ordinary shares remained available for purchase under our share buyback program.

P&C Operations
Year Ended December 31
(U.S. dollars in thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Gross premiums written	$1,620,620	$1,457,866	$7,761,490	$7,416,792
Net premiums written	$1,200,097	$1,074,422	$5,767,209	$5,903,982
Net premiums earned	$1,413,161	$1,510,727	$5,717,438	$6,014,099

Underwriting profit (loss)	$218,851	$101,450	$676,046	$451,062

Loss ratio	52.3%	62.5%	57.0%	62.0%
Underwriting expense ratio	32.2%	30.8%	31.2%	30.5%
Combined ratio	84.5%	93.3%	88.2%	92.5%

•
P&C gross premiums written (“GPW”) in the fourth quarter increased 11.2% compared to the prior year quarter. The Insurance segment GPW increased 13.1% from the prior year quarter as a result of strong new business particularly in International Financial Lines, Construction, North America Primary Casualty, Marine, and Political Risk and solid premium retention across most of the portfolio. The Reinsurance segment GPW decreased 3.9% from the prior year quarter, primarily driven by non-renewal activity in our US Casualty Treaty book and foreign exchange impacts partially offset by growth in International Casualty Treaty, Property Facultative, US Property Treaty and Crop.

•	P&C net premiums written in the fourth quarter increased 11.7% compared to the prior year quarter, consistent with GPW.

•
P&C net premiums earned (“NPE”) in the fourth quarter of $1.4 billion were comprised of $1.0 billion from the Insurance segment and $401.3 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE decreased by 5.1%, primarily due to the earn through of increased proportional reinsurance in our Professional business. Reinsurance NPE decreased by 9.8%, driven by the earn through of lower net written premiums over the past year in International Property Treaty and Casualty Treaty.  NPE for Reinsurance segment’s International operations was also impacted by the strengthening of the US dollar during the quarter.

•
The P&C loss ratio in the current quarter was 10.2 percentage points lower than in the prior year quarter. Included in the P&C loss ratio was favorable development of $96.7 million compared to $60.9 million in the prior year quarter. The P&C loss ratio variance was impacted by natural catastrophe pre-tax losses of $31.7 million net of reinsurance and reinstatement premiums, with $17.7 million related to our Insurance segment and $14.0 million related to our Reinsurance segment, as compared to $94.3 million in the prior year quarter, with $23.7 million related to our Insurance segment and $70.6 million related to our Reinsurance segment. Excluding prior year development and natural catastrophe losses net of reinsurance and reinstatement premiums, the fourth quarter P&C loss ratio was 3.3 percentage points lower than the prior year quarter.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 89.1%, compared to 91.0% for the prior year quarter. The Insurance segment combined ratio on this basis was 95.4% for the quarter compared to 98.2% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 73.0% for the quarter compared to 73.6% for the prior year quarter.

•	Operating expenses in the quarter were 13.3% higher than in the prior year quarter primarily due to the impact of improved underwriting and overall performance on variable compensation.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated February 2, 2015 and is available on the Investor Relations section of XL's website.

A conference call to discuss the Company’s results will be held at 5 p.m. Eastern Time on Monday, February 2, 2015. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on February 2, 2015, through midnight Eastern Time on March 2, 2015. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on February 2, 2015, until midnight Eastern Time on March 2, 2015, by dialing (203) 369-1899 or (866) 507-3594.

About XL Group plc
XL Group plc (NYSE: XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may” , "could", or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-

made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in the projected amount of ceded reinsurance recoverables and the credit ratings and credit worthiness of reinsurers; (e) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated; (f) increased competition on the basis of pricing, capacity, coverage terms or other factors such as the increased inflow of third party capital into reinsurance markets, which could harm XL’s ability to maintain or increase its business volumes or profitability; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in the global financial markets, including the effects of inflation on XL's business, including on pricing and reserving, increased government involvement or intervention in the financial services industry and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments, financing planning and access to such markets or general financial condition; (i) XL's ability to successfully implement its business strategy, including its proposed acquisition of Catlin Group Limited; (j) XL’s ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (k) the potential impact on XL of government-mandated insurance coverage for acts of terrorism; (l)changes in ratings, rating agency policies or practices; (m) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (n) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (o) the availability of borrowings and letters of credit under credit facilities; (p) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (q) the potential effect of legislative or regulatory developments in the jurisdictions in which XL operates, such as those that could impact the financial markets or increase XL’s business costs and required capital levels, including but not limited to changes in regulatory capital balances that must be maintained by our operating subsidiaries and governmental actions for the purpose of stabilizing the financial markets; (r) the effects of business disruption, economic contraction or economic sanctions due to global political and social conditions such as war, terrorism or other hostilities, or pandemics; (s) changes in regulators or laws applicable to us or our subsidiaries, brokers or customers; (t) the actual amount of new and renewal business and acceptance of XL's products and services, including new products and services and the materialization of risks related to such products and services; (u) changes in the availability, cost or quality of reinsurance; (v) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; loss of key personnel; changes in accounting standards, policies or practices or the application thereof; (w) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (x) the effects of mergers, acquisitions and divestitures, including XL's ability to realize the value or benefits expected as a result of the Life Retrocession Arrangements and its proposed acquisition of Catlin Group Limited; (y) changes in general economic conditions, including new or continued sovereign debt concerns in Euro-Zone countries or downgrades of US securities by credit rating agencies, which could affect XL’s financial condition, results of operations, liquidity or cash flows; (z) developments related to bankruptcies or other financial concerns of companies insofar as they affect property and casualty insurance and reinsurance coverage or claims that XL may have as a counterparty; (aa) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms and (bb) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q, Form 8-K dated October 31, 2014 and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. Dollars in thousands)

	Three Months Ended		Year Ended
Adjusted Income statement and other data (Note 1):	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Adjusted Revenues (Note 1):
Net premiums written	$1,223,161	$1,155,820	$5,944,841	$6,199,404

Net premiums earned	$1,436,225	$1,592,125	$5,895,070	$6,309,521

Net investment income - excluding Life Funds Withheld Assets (Note 1)	172,297	240,781	789,050	957,716
Net realized gains (losses) on investments sold - excluding Life Funds Withheld Assets (Note 1)	13,105	12,258	122,991	87,777
Net realized and unrealized (losses) gains on derivative instruments	11,346	4,138	29,886	7,798
Income (loss) from investment fund affiliates	20,330	54,548	95,816	138,391
Fee income and other	11,688	8,653	43,630	40,031
Total adjusted revenues	$1,664,991	$1,912,503	$6,976,443	$7,541,234

Adjusted Expenses (Note 1):
Net losses and loss expenses incurred - P&C operations	$739,420	$944,254	$3,258,393	$3,731,464
Claims and policy benefits - run-off Life operations	23,976	121,433	242,963	465,702
Acquisition costs	171,203	218,850	738,118	909,323
Operating expenses	354,891	314,681	1,339,705	1,213,178
Exchange (gains) losses	(37,765)	(3,780)	(27,469)	(28,243)
Interest expense	34,229	40,632	134,106	155,462
Total adjusted expenses	$1,285,954	$1,636,070	$5,685,816	$6,446,886

Income (loss) before income tax, income (loss) from operating affiliates, and Life Retrocession Arrangements (Note 1)	$379,037	$276,433	$1,290,627	$1,094,348

Net income (loss) from operating affiliates	13,174	31,391	107,218	119,804
Provision (benefit) for income tax, excluding amount related to loss on sale of life reinsurance subsidiary (Note 1)	38,173	4,257	141,997	77,505

Net income (loss) before Life Retrocession Arrangements (Notes 1 and 2)	354,038	303,567	1,255,848	1,136,647

Contribution from Life Retrocession Arrangements (Note 1)	(211,064)	—	(365,687)	—
Loss on sale of life reinsurance subsidiary, net of tax (Note 1)	—	—	(621,323)	—

Net income (loss)	142,974	303,567	268,838	1,136,647

Non-controlling interests	3,474	2,787	80,498	76,731

Net income (loss) attributable to ordinary shareholders	139,500	300,780	188,340	1,059,916

Other comprehensive income - Life Retrocession Arrangements (Note 1)	211,064	—	365,687	—
Other comprehensive income - P&C, Corporate and Other	41,465	(25,659)	382,114	(783,363)

Comprehensive Income	$392,029	$275,121	$936,141	$276,553

Note 1: This presentation includes non-GAAP financial measures, as income and expense items related to the Life Retrocession Arrangements are excluded from revenues and expenses and shown above in "Contribution from Life Retrocession Arrangements". Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are also grouped above within "Contribution from Life Retrocession Arrangements".

Note 2: "Net income (loss) before Life Retrocession Arrangements" is equal to "Net income (loss) attributable to ordinary shareholders excluding Contribution from Life Retrocession Arrangements" reported on page 8 plus "Non-controlling interests".

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. Dollars in thousands except share and per share amounts)	At	At
	December 31, 2014	December 31, 2013
	(Unaudited)	(Note 1)
Total investments available for sale	$30,484,053	$28,996,661
Fixed maturities, held to maturity	—	2,858,695
Cash and cash equivalents	2,521,814	1,800,832
Investments in affiliates	1,637,620	1,370,943
Unpaid losses and loss expenses recoverable	3,429,368	3,435,230
Goodwill and other intangible assets	447,952	411,611
Total assets	45,046,819	45,652,887

Unpaid losses and loss expenses	19,353,243	20,481,065
Deposit liabilities	1,245,367	1,509,243
Future policy benefit reserves	4,707,199	4,803,816
Funds withheld liability on Life Retrocession Arrangements, net of future policy benefit reserves recoverable	1,155,016	—
Unearned premiums	3,973,132	3,846,526
Notes payable and debt	1,662,580	2,263,203

Total shareholders’ equity	11,435,767	11,349,298
Ordinary shareholders' equity	10,033,752	9,997,633
Ordinary shares outstanding (Note 2)	255,222,835	278,297,762

Basic book value per ordinary share (Note 3)	$39.31	$35.92
Fully diluted book value per ordinary share (Note 3)	$38.51	$35.32
Fully diluted tangible book value per ordinary share (Note 3)	$36.79	$33.86

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issuances at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION
The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 3) and also includes the calculation of annualized return on average ordinary shareholders’ equity (based on operating net income (loss)) and annualized return on average ordinary shareholders’ equity (based on operating net income (loss)) excluding unrealized gains and losses on investments for the three months and year ended December 31, 2014 and 2013.

(U.S. Dollars in thousands except share and per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
		(Note 1)		(Note 1)
Net income (loss) attributable to ordinary shareholders	$139,500	$300,780	$188,340	$1,059,916
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	269,412	—	488,222	—
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	1,910	—	15,529	—
Net investment income - Life Funds Withheld Assets, net of tax	(53,936)	—	(129,575)	—
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	(6,322)		(8,489)
Loss on sale of life reinsurance subsidiary, net of tax	—	—	621,323	—
Net income (loss) attributable to ordinary shareholders excluding Contribution from Life Retrocession Arrangements (Note 2)	$350,564	$300,780	$1,175,350	$1,059,916
Net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax	(19,861)	(7,143)	(124,759)	(82,605)
Net realized and unrealized (gains) losses on derivatives, net of tax	(11,347)	(4,138)	(29,884)	(7,798)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates, net of tax	1,743	6,919	(985)	6,556
Exchange (gains) losses, net of tax	(27,171)	(9,537)	(20,481)	(33,101)
Operating net income (loss) (Note 3)	$293,928	$286,881	$999,241	$942,968
Per ordinary share results: (Note 4)
Net income (loss) attributable to ordinary shareholders	$0.53	$1.05	$0.69	$3.63
Operating net income (loss) (Note 2)	$1.12	$1.00	$3.68	$3.23
Weighted average ordinary shares outstanding:
Basic	257,040,133	281,403,151	267,103,032	287,801,125
Diluted - Net income	262,146,892	286,007,396	271,526,525	292,069,296
Diluted - Operating net income	262,146,892	286,007,396	271,526,525	292,069,296
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Note 5)	10,033,752	9,997,633	10,033,752	9,997,633
Unrealized (gain) loss on investments, net of tax	$(1,514,067)	$(733,242)	$(1,514,067)	$(733,242)
Average ordinary shareholders' equity excluding unrealized gains (losses) on investments, net of tax (Note 4)	$8,553,806	$9,219,127	$8,892,038	$9,152,315
Average ordinary shareholders' equity (Note 5)	$9,937,403	$9,952,765	$10,015,693	$10,253,856
Operating net income (loss) (Note 3)	$293,928	$286,881	$999,241	$942,968
Annualized operating net income (loss) (Note 3)	$1,175,712	$1,147,524	$999,241	$942,968
Annualized return on average ordinary shareholders' equity based on operating net income (loss) (Notes 3 and 5)	11.8%	11.5%	10.0%	9.2%
Annualized return on average ordinary shareholders' equity excluding unrealized gains and losses on investments based on operating net income (loss) (Notes 3 and 5)	13.7%	12.4%	11.2%	10.3%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are grouped within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.

Note 3: Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, net of tax, (2) our net realized (gains) losses on investments sold, net of tax, (3) our net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, net of tax, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) our loss on sale of life reinsurance subsidiary, XLLR, net of tax, and, (8) our foreign exchange (gains) losses, net of tax. In addition to presenting net income (loss), we believe that showing "operating net income (loss)", "return on average ordinary shareholders' equity based on operating net income (loss)" and "return on average ordinary shareholders' equity excluding unrealized gains and losses on investments based on operating net income (loss)" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to ordinary shareholders to operating net income (loss) is provided above.

Note 4: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 5: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net investment income - Life Funds Withheld Assets, net of tax, (2) net realized (gains) losses on investments sold, net of tax, (3) net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) net realized and unrealized (gains) losses on derivatives, net of tax, (5) net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) loss on sale of life reinsurance subsidiary, XLLR, net of tax, and, (8) foreign exchange (gains) losses, net of tax; (ii) annualized return on average ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding unrealized gains and losses on investments; (iv) net income (loss) attributable to ordinary shareholders excluding the impact of the Life Retrocession Arrangements and (v) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders’ equity). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on page 8.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax, include all derivatives entered into by XL other than certain credit derivatives and life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, net of tax, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the Life Retrocession Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld

Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these life retrocession arrangements are not relevant to XL’s underlying business performance. In addition, the loss on the sale of life reinsurance subsidiary, net of tax, has been excluded due to the one-time, non-operating nature of this loss.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.